CERTIFICATE OF AMENDMENT OF

                  CERTIFICATE OF INCORPORATION

                               OF

                        GOTTSCHALKS INC.


          We, Joseph W. Levy, Chairman of the Board and Chief
Executive Officer of Gottschalks Inc., a Delaware corporation
(the "Company" ), and Gerald H. Blum, President, Chief Operating
Officer, and Secretary of the Company, do hereby certify:

          FIRST: That the Board of Directors of the Company, in accordance with the General Corporation Law of Delaware and the Bylaws of the Corporation, adopted on February 18, 1987, resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and resolving to submit such resolution to the stockholders of the Corporation for their consent in writing.
The resolution setting forth the proposed amendment is as follows:
               RESOLVED, that the Certificate of
          Incorporation of the Company be amended by changing the article thereof designated as "ARTICLE IV" by adding the following as a separate paragraph thereof:
                "Each outstanding share of Common Stock
          having a par value of $.01 per share is split up and converted to two shares of Common
          Stock having a par value of $.01 per share."

          SECOND: That thereafter, in lieu of a meeting and vote of the holders of the voting stock of the Company, a majority of the holders of the voting stock of the Company has given written consent to said amendment in accordance with Section 228 of the Delaware General Corporation Law.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Joseph W. Levy, its Chairman of the Board and Chief Executive Officer, and Gerald H. Blum, its
President, Chief Operating Officer, and Secretary, this 18th day of February, 1987.
                                   GOTTSCHALKS INC.



                                   By:___________________________
                                      Joseph W. Levy, Chairman
                                      of the Board of Directors
                                      and Chief Executive Officer


ATTEST:



______________________________
Gerald H. Blum, President,
Chief Operating Officer
and Secretary